Exhibit 21.1

LIST OF SIGNIFICANT SUBSIDIARIES
AS OF DECEMBER 31, 2023

Name	Jurisdiction
Atieva, Inc.	Delaware
Lucid USA, Inc.	Delaware
Lucid Group USA, Inc	Delaware